November 15, 2005

Mr. Dennis L. Higgs and Mr. Kenneth Cunningham
Miranda Gold Corp.
Miranda U.S.A., Inc.
Suite 1410 – 800 West Pender Street
Vancouver, B.C.
Canada V6C 2V6

Re:	Binding Letter Agreement for Exploration and Development and Mining Joint Venture on the Fuse West Project, Eureka County, Nevada.

Dear Dennis and Ken:

          This letter will confirm the agreement we have reached and set forth the terms and conditions of an Exploration and Development Agreement among Placer Dome U.S. Inc. (“PDUS”), Miranda Gold Corp. (“Miranda”) and Miranda U.S.A., Inc., a wholly-owned subsidiary of Miranda (“MUI”), covering MUI’s Fuse West Project located in Eureka County, Nevada (the “Property”), as more particularly described in Exhibit A attached hereto and incorporated herein by reference. Pursuant to this letter agreement, which the parties agree is effective as of September 28, 2005 (the “Effective Date”) PDUS will have the exclusive right to conduct exploration and development activities on the Property and, if PDUS elects to fulfill certain payment and expenditure requirements, PDUS will acquire an interest in the Property and the parties will enter into a Joint Venture Agreement covering future activities on the Property. PDUS, Miranda and MUI will be collectively referred to hereinafter as the “Parties,” and individually as a “Party.”

I.        INITIAL AGREEMENTS

          A. Within five business days after the date of execution of this letter agreement by each of Miranda and MUI (the “Execution Date”), PDUS shall make an initial payment to MUI of $3,000 (the “Initial Payment”). In addition, within five business days after the Execution Date, PDUS shall promptly make a payment to MUI in the amount of $2,375 (the “Reimbursement Payment”). The Reimbursement Payment shall reimburse MUI for claim maintenance fees paid with respect to the Claims (as defined in Section II.C.2) in August of 2005.

Mr. Dennis L. Higgs
November __, 2005

          B.      Upon execution of this letter agreement, MUI shall make available to PDUS all records, information and data in its possession or reasonably available to it relating to title to the Property or environmental conditions at or pertaining to the Property, and all maps, assays, surveys, technical reports, drill logs, samples, mine, mill, processing and smelter records, and metallurgical, geological, geophysical, geochemical, and engineering data, and interpretive reports derived therefrom, concerning the Property, and PDUS, at its expense, may copy any such records, information and data that PDUS desires. MUI makes no representation or warranty as to the accuracy, reliability or completeness of any such records, information or data, and PDUS shall rely on the same at its sole risk. If at any time on or before 5:00 p.m. Pacific Standard Time on the date that is 60 days after the Effective Date of this letter agreement (the “Due Diligence Period”), PDUS notifies MUI of a defect in title to all or any portion of the Claims that is unacceptable to PDUS in its sole discretion, or of environmental conditions associated with the Property that are unacceptable to PDUS in its sole discretion, PDUS may terminate this letter agreement. In the event of such termination, PDUS shall have no further obligation or liability to Miranda or MUI whatsoever under this letter agreement with respect to the Property or otherwise.

          C.      MUI hereby grants to PDUS, effective as of the end of the Due Diligence Period, or such earlier date as PDUS notifies Miranda that PDUS is satisfied with its due diligence, the exclusive right to possession of the Property and to enter upon the Property for purposes of performing Exploration, Development and Related Work (as defined in the attached Exhibit B), and the right to acquire an undivided 60% interest in the Property by incurring certain Work Expenditures (as defined in the attached Exhibit C) as set forth below (the “Acquisition Right”). PDUS shall have the additional right to conduct on the Property exploration and development activities related to exploration and development activities of PDUS on properties adjacent to or nearby the Property. PDUS’s rights shall also include all other rights necessary or incident to or for the performance of its activities hereunder, including, but not limited to the authority to apply for all necessary permits, licenses and other approvals from the United States of America, the State of Nevada or any other governmental or other entity having regulatory authority over any part of the Property. Miranda agrees to cooperate with PDUS in good faith as necessary for PDUS to obtain such licenses, permits or approvals.

II.     EXPLORATION PERIOD

          A. Miranda, MUI and PDUS agree that during a five-year Earn-In Period commencing effective as of September __, 2005 and terminating on September __, 2010, PDUS may exercise the Acquisition Right (if it has incurred the required amount of Work Expenditures and made all of the Periodic Payments) at any time during that Earn-In Period. Upon exercise of the Acquisition Right, PDUS shall have earned an undivided 60% interest in the Property, and MUI shall promptly convey to PDUS an undivided 60% interest in the Property, by a special warranty or grant, bargain and sale deed acceptable to PDUS, by which MUI conveys an undivided 60% interest in the

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Property to PDUS free and clear of all liens, claims, defects, encumbrances and other burdens on production arising by, through or under Miranda or MUI. The parties agree that in the event MUI fails to comply with its obligations under this paragraph II.A, PDUS shall be entitled to the remedy of specific performance, as well as all other legal and equitable remedies available to it in connection with such failure.

          B.      In order to keep this letter agreement in full force and effect and retain its Acquisition Right, in addition to the Initial Payment, PDUS must make annual cash payments to MUI (“Periodic Payments”) in accordance with the following schedule:

Due Date	Amount

First Anniversary Date	$3,000
Second Anniversary Date	$4,000
Third Anniversary Date	$5,000
Fourth Anniversary Date	$5,000
Fifth Anniversary Date	$7,500

For purposes of this letter agreement, the term “Anniversary Date” shall mean the date one or more years following the Effective Date of this letter agreement. Under no circumstances shall the obligation to make any Periodic Payment under this paragraph II.B be deemed to have accrued prior to the date such payment is due; provided, however, that if PDUS accelerates the schedule for completion of the Work Expenditures pursuant to paragraph II.C.2, PDUS must pay the entire amount of remaining Periodic Payments owed to MUI in order to exercise the Acquisition Right.

          C.      In order to keep this letter agreement in full force and effect and retain its Acquisition Right, PDUS must also incur minimum Work Expenditures of $197,500 during the Earn-In Period, in order to earn a vested 60% interest in the Property. PDUS shall have no obligation to incur any Work Expenditures and, at its sole discretion, shall have the right to terminate this letter agreement (and its right to acquire an interest in the Property) at any time during the Earn-In Period. Such termination shall be effective 30 days after receipt of written notice of the same by MUI. In the event of such termination, PDUS shall have no obligation to make any additional Periodic Payments or to incur any additional Work Expenditures and no further obligations or liability to Miranda or MUI whatsoever, other than (i) the obligation to reclaim the surface of the Property in accordance with paragraph II.G (for which MUI agrees to grant PDUS such access following termination as is reasonably necessary), and (ii) the obligations set forth in paragraph II.I. In the event of such termination by PDUS, Miranda and MUI shall retain their obligations set forth in paragraphs II.D.2, II.I and II.N.6(b). In the event of such termination, Miranda and MUI expressly agree that PDUS shall not be liable for any actual, incidental or consequential damages, or lost profits, incurred by either of them as a result of PDUS’s election not to or failure to (i) incur all or any part of the required amount of Work Expenditures or (ii) exercise the Acquisition Right. All of the Exploration, Development and Related Work which may be performed by PDUS shall

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be performed in accordance with good mining industry practices, but the timing, nature, manner and extent of any exploration, development or any other operations or activities hereunder shall be in the sole discretion of PDUS, and there shall be no implied covenant to begin or continue any such operations or activities.

                    1.      PDUS shall provide MUI with a report of its Work Expenditures, certified by PDUS as being accurate and complete, not later than 60 days after the end of each of the periods referred to in paragraph II.B.1(a)-(d) above (an “Annual Period”) during the Earn-In Period, which will include the amount of Work Expenditures incurred by PDUS during the Annual Period in question. If PDUS elects not to incur the required amount of Work Expenditures during the Earn-In Period but desires to keep this letter agreement in full force and effect, or if for any reason it is determined that the entire amount of required Work Expenditures is not completed during the Earn-In Period, then, in order to maintain its interest in this letter agreement, PDUS shall be required to pay the amount of any agreed-upon deficiency to MUI, within 30 days after the Parties reach agreement as to the amount of the deficiency. If PDUS is precluded from timely completion during the Earn-In Period of any or all of the required Work Expenditures set forth above, due to any event of force majeure, the time periods for incurring all of the Work Expenditures shall be extended for a period of time equal to that of the delay(s), provided that under no circumstances shall the Earn-In Period extend beyond September ___, 2016. The term “force majeure,” as employed herein, shall mean acts of God, the elements, strikes, lockouts or other industrial disturbances, unavoidable accidents, uncontrollable delays in transportation, inability to obtain necessary materials in the open market, damage to, destruction or unavoidable shutdown of, necessary facilities, the application of any state or federal laws, regulations or requirements (expressly including inability to timely obtain, after diligent efforts, necessary governmental approvals, licenses and permits on terms reasonably acceptable to PDUS or the imposition of material new requirements for approvals, licenses or permits that did not exist on the Effective Date), actions taken by non-governmental organizations, or other matters beyond the reasonable control of PDUS, whether similar to matters specifically enumerated above or not; provided, however, that performance shall be resumed within a reasonable period of time after such cause has been removed; and provided further that PDUS shall not be required against its will to adjust any labor dispute or to question the validity of or to refrain from judicially testing the validity of any state or federal order, regulation or law. PDUS may in its sole discretion accelerate the schedule for completion of the required Work Expenditures (and making the required Periodic Payments) in order to exercise its Acquisition Right at any time during the Earn-In Period.

               2.      So long as it desires to keep the letter agreement in full force and effect and retain its Acquisition Right, PDUS will, subject to the provisions of paragraph II.H below, timely pay all federal claim maintenance fees required to maintain the unpatented mining claims within the Property (the “Claims”). So long as it timely pays the claim maintenance fees as required under this paragraph II.C.2, PDUS shall have the right if it so elects, but no duty, to defend the Claims from, and no liability

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whatsoever to Miranda or MUI as the result of a loss of any of the Claims due to, a challenge by any third party or any U.S. government agency.

                    3.      The Parties acknowledge that they have entered into a Binding Letter Agreement for the Fuse East Project effective as of the Effective Date (the “Fuse East Agreement”). The Parties agree that if PDUS terminates the Fuse East Agreement in its entirety, thereafter (a) the amount of each Periodic Payment due hereunder shall be increased by the amount of each Periodic Payment set forth in the Fuse East Agreement (effective on the next Anniversary Date), and (b) the amount of Work Expenditures required hereunder shall be (i) increased by the amount set forth in the Fuse East Agreement, and (ii) modified to match the minimum amounts required to be incurred or accrued for each subsequent Annual Period during the Earn-In Period as set forth in the Fuse East Agreement.

          D.      1.      During the Earn-In Period, PDUS shall provide to MUI (1) quarterly progress reports (for each quarter when it has incurred any Work Expenditures), and (2) a comprehensive annual summary report not later than 60 days after the end of each Annual Period. The quarterly reports, which shall be delivered by PDUS to MUI not later than 20 days after the end of each calendar quarter during each Annual Period, shall include, at a minimum, information relating to assays, drill logs and samples (for quarters in which drilling results became available), and non-interpretive metallurgical, geological, geophysical, geochemical and engineering data (but not interpretive reports derived therefrom) developed by PDUS and related solely to the Property during the immediately previous quarter. The annual comprehensive report, which shall be delivered by PDUS to MUI not later than 60 days after the end of every Annual Period, shall include information relating to title to the Property, environmental conditions at or pertaining to the Property, and all maps, assays, surveys, drill logs, samples, and non-interpretive metallurgical, geological, geophysical, geochemical and engineering data (but not interpretive reports derived therefrom), developed by PDUS and related solely to the Property during the previous Annual Period; provided, however, that PDUS shall have no obligation to make any data or reports developed by it or on its behalf available to MUI under this paragraph II.D if such data or reports are proprietary to or constitute trade secrets or are derived from techniques that are proprietary to or constitute trade secrets of PDUS (or any third-party consultant that compiled or created them). PDUS makes no representation or warranty as to the accuracy, reliability or completeness of any data and information provided to the other Parties pursuant to this paragraph II.D, and Miranda and MUI shall rely on the same at their sole risk.

                    2.      During the Earn-In Period, MUI and its authorized agents, at MUI’s sole risk and expense, shall have the right, exercisable during regular business hours, at a mutually convenient time, in compliance with PDUS’s safety rules and regulations (which may or may not include written confirmation of their waiver of claims against PDUS), and in a reasonable manner so as not to interfere with PDUS’s operations, to go upon the Property for the purpose of confirming that PDUS is conducting its

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operations in the manner required by this letter agreement. Miranda and MUI shall, jointly and severally, defend, indemnify and hold PDUS harmless from and against all claims for Losses (as defined in paragraph II.I) arising out of any death, personal injury or property damage sustained by MUI, its agents or employees, while in or upon the Property pursuant to this paragraph II.D.2, unless such death, injury or damage is due to PDUS’s gross negligence or willful misconduct.

          E.      1.      With respect to the Claims, Miranda and MUI, jointly and severally, represent and warrant to the best of their respective knowledge (a) that MUI owns an undivided 100% interest in the Claims free and clear of all liens, claims, defects, encumbrances or other burdens on production arising by, through or under Miranda or MUI; and (b) that as to each of the Claims, MUI is in exclusive possession thereof, and that, subject to the paramount title of the United States of America: (i) the Claims were properly located and monumented on available public domain land, and constitute a compact group of contiguous claims free and clear of any interior gaps or conflicting claims of which MUI is aware; (ii) location notices and certificates and required maps were properly posted and recorded for each of the Claims; (iii) all filings and recordings required to maintain the Claims in good standing through the Effective Date of this letter agreement, including evidence of proper performance of annual assessment work or payment of required claim maintenance fees, have been timely and properly made in the appropriate governmental offices; (iv) assessment work, performed reasonably and in good faith in accordance with accepted industry practice, which to the best of knowledge of Miranda and MUI was sufficient to satisfy the requirements for maintaining the Claims, was performed through the assessment year ending September 1, 1992; (v) all required annual claim maintenance fees and other payments necessary to maintain the Claims through the assessment year ending September 1, 2006, have been timely and properly made; and (vi) each of the Claims has been remonumented as necessary, and evidence of such remonumentation has been timely and properly recorded, all in compliance with the provisions of Nevada Revised Statutes § 517.030.

                    2.      Miranda and MUI, jointly and severally, further represent and warrant (a) that MUI has conducted all operations on the Property in compliance with applicable federal, state and local laws, rules, and regulations, including Environmental Laws, and that there are no outstanding reclamation, restoration or clean-up obligations or liabilities pertaining to the Property; (b) that there is no pending or threatened litigation or administrative action or proceeding affecting the Property and they have received no notices of violation or consent orders with respect to the Property or any operations thereon; (c) that to the best of their respective knowledge there is no condition or activity at the Property which constitutes a nuisance or which could result in a violation of or liability under any applicable Environmental Laws (as defined in Exhibit B), and that there have been no releases of Hazardous Materials (as defined in Exhibit B), from or affecting the Property other than in accordance with such laws; (d) that by entering into this letter agreement they will not be in violation of or cause a default under any oral or written agreement to which either of them is a party, and that

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each of them has obtained any consents required under any such agreements in order for it to enter into this letter agreement; (e) that there are no royalties encumbering the Property; and (f) that the Property does not constitute all or substantially all of the assets of either Miranda or MUI.

          F.      Each of PDUS, on the one hand, and Miranda and MUI (collectively), on the other hand, represents and warrants to the other that:

                    1.      It is a corporation duly organized, validly existing, and in good standing under the laws of its state or province of incorporation, and (with respect to PDUS and MUI) is qualified to do business and in good standing under the laws of the State of Nevada.

                    2.      It has the requisite power and authority (a) to enter into this letter agreement and all other agreements contemplated hereby, and (b) to carry out and perform its obligations under the terms and provisions of this letter agreement and all agreements contemplated hereby.

                    3.      All requisite corporate action on its part, and on the part of its officers, directors, and shareholders, necessary for the execution, delivery, and performance by it of this letter agreement and all other agreements contemplated hereby, have been taken. This letter agreement and all agreements and instruments contemplated hereby are, and when executed and delivered by it (assuming valid execution and delivery by the other Party), will be, legal, valid, and binding obligations of it enforceable against it in accordance with their respective terms. The execution, delivery and performance by it of this letter agreement will not violate any provision of law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which it is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. There is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on it which would be contravened by the execution, delivery, performance, or enforcement of this letter agreement or any instrument or agreement required hereunder. Notwithstanding the foregoing, no representation is made as to (a) the availability of equitable remedies for the enforcement of this letter agreement or any other agreement contemplated hereby or (b) rights to indemnity under this letter agreement for securities law liability. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

          G.      PDUS agrees to be responsible for and perform all reclamation required by federal, state and local laws, rules and regulations in connection with any activities or operations conducted by it or on its behalf on the Property during the Earn-In Period.

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If PDUS exercises the Acquisition Right, PDUS’s reclamation obligations under this paragraph II.G will become obligations of the Venture.

          H.      The Parties agree that, in addition to its right to terminate this letter agreement in its entirety at any time, with respect to the Claims, at any time during the term of this letter agreement, PDUS may in its sole discretion elect to terminate its interest under this letter agreement in any portion of the Claims, to the extent allowed under the Mining Lease. In that event, those Claims will no longer be deemed to comprise a portion of the Property for any purposes under this letter agreement, and PDUS shall have no further liabilities or obligations (other than those that have accrued hereunder prior to the effective date of such termination) with respect to those Claims. An election by PDUS to terminate its interest in some but less than all of the Claims pursuant to this paragraph II.H shall be effective upon PDUS providing written notice of such election to MUI. If PDUS provides notice to MUI of PDUS’s election to terminate its interest in any of the Claims later than July 1st of any year, PDUS shall be obligated to pay the claim maintenance fees for those Claims for the following assessment year despite such termination. If PDUS drops any Claims from the letter agreement pursuant to this paragraph II.H, the Periodic Payment requirements set forth in paragraph II.B and the Work Expenditure requirements set forth in paragraph II.C shall remain unchanged.

          I.      1.      PDUS agrees to indemnify, defend and hold Miranda and MUI, and their respective officers, directors, successors and assigns, harmless from and against any and all claims, actions, suits, losses, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys’ fees and other costs of defending the same (collectively, “Losses”) arising from or related to (a) any breach by PDUS of any of its covenants or representations and warranties set forth in this letter agreement, or (b) any activities conducted by on or behalf of PDUS on the Property. Miranda and MUI, jointly and severally, agree to indemnify, defend and hold PDUS, its officers, directors, successors and assigns, harmless from and against any and all Losses arising from or related to (a) the administrative dissolution of Miranda U.S.A., Inc., a Wyoming corporation or the subsequent incorporation of Miranda U.S.A., Inc., a Nevada corporation, (b) any breach by either Miranda or MUI of any of their respective covenants or representations and warranties set forth in this letter agreement, or (c) any activities conducted by or on behalf of MUI on the Property. The indemnification obligations set forth in this paragraph II.I shall survive the termination of this letter agreement. For purposes of this paragraph II.I, the Parties agree that PDUS will be obligated to indemnify Miranda and MUI for Losses arising out of or related to activities undertaken by PDUS as exploration operator only to the extent that those activities constitute gross negligence or willful misconduct on the part of PDUS.

               2.      The Parties hereto, within five (5) days after the service of process upon either of them in a lawsuit, including any notices of any court action or administrative action (or any other type of action or proceeding), or promptly after either of them, to its respective knowledge, shall become subject to, or possess actual

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knowledge of, any damage, liability, loss, cost, expense, or claim to which any of the indemnification provisions set forth in this letter agreement relate, shall give written notice to the other party setting forth the facts relating to the claim, damage, or loss, if available, and the estimated amount of the same. “Promptly” for purposes of this paragraph II.I.2 shall mean giving notice within ten (10) days, provided that the failure to promptly notify the indemnifying party shall not operate to waive, reduce or extinguish the indemnified party’s rights hereunder unless such failure materially prejudices the indemnifying party. Upon receipt of such notice relating to a lawsuit, the indemnifying party shall be entitled to (i) participate at its own expense in the defense or investigation of any claim or lawsuit or (ii) assume the defense thereof, in which event the indemnifying party shall not be liable to the indemnified party for legal or attorney fees thereafter incurred by such indemnified party in defense of such action or claim; provided, that if the indemnified party may have any unindemnified liability out of such claim, such party shall have the right to approve the counsel selected by the indemnifying party, which approval shall not be withheld or delayed unreasonably. If the indemnifying party assumes the defense of any claim or lawsuit, all costs of defense of such claim or lawsuit shall thereafter be borne by such party and such party shall have the authority to compromise and settle such claim or lawsuit, or to appeal any adverse judgment or ruling with the cost of such appeal to be paid by such party; provided, however, if the indemnified party may have any unindemnified liability arising out of such claim or lawsuit the indemnifying party shall have the authority to compromise and settle each such claim or lawsuit only with the written consent of the indemnified party, which shall not be withheld or delayed unreasonably. The indemnified party may continue to participate in any litigation at its expense after the indemnifying party assumes the defense of such action. In the event the indemnifying party does not elect to assume the defense of a claim or lawsuit, the indemnified party shall have authority to compromise and settle such claim or lawsuit only with the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed, or to appeal any adverse judgment or ruling, with all costs, fees, and expenses indemnifiable under this letter agreement to be paid by the indemnifying party. Upon the indemnified party’s furnishing to the indemnifying party an estimate of any loss, damage, liability, or expense to which the indemnification provisions of this letter agreement relate, the indemnifying party shall pay to the indemnified party the amount of such estimate within ten (10) days of receipt of such estimate, unless the indemnifying party in good faith disputes its liability with respect to any such claim.

          J.      No Party may assign its interest in this letter agreement to any third party without the prior written consent of the other Parties, such consent not to be unreasonably withheld or delayed; provided, however, that no such consent will be necessary in connection with (i) assignments to affiliates or subsidiaries, (ii) assignments by PDUS to the Cortez Joint Venture or its participants, (iii) a pledge for financing purposes, (iv) corporate merger or reorganization, (v) assignments by PDUS to certain third parties pursuant to existing contractual arrangements, or (vi) a sale of all or substantially all of the assigning Party’s assets. Any assignee of any Party or assignee or transferee of any interest in the Property shall agree in writing to be bound

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by all of the terms and conditions of this letter agreement. This letter agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Upon an assignment by PDUS to which Miranda and MUI consent, PDUS shall have no further obligations or liabilities under this letter agreement.

          K.      Following completion of the minimum amount of Work Expenditures and payment of all the Periodic Payments, PDUS will have earned an undivided 60% interest in the Property and shall be entitled to exercise the Acquisition Right. If PDUS exercises the Acquisition Right, MUI shall immediately convey to PDUS an undivided 60% interest in the Property, and PDUS and MUI will enter into a joint venture agreement (the “Joint Venture Agreement”) covering further activities at the Property. The formal Joint Venture Agreement will generally follow the form of the Rocky Mountain Mineral Law Foundation Forms 5 and 5A model joint venture agreements, and will contain the terms and provisions set forth in Section III below and such other terms and conditions as are mutually agreeable (subject to an obligation on the part of each Party to negotiate such other terms and conditions in good faith) to the Parties. Until the Joint Venture Agreement is executed and delivered the Parties agree that they will be legally bound by the provisions of this paragraph II.K and the provisions of Section III.

          L.      PDUS and MUI agree that their relationship shall constitute a tax partnership within the meaning of Section 761(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and that, to the extent permissible under applicable law, their relationship shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes. Except for the tax partnership referred to in the preceding sentence and established pursuant to the provisions of Exhibit D attached hereto and incorporated herein by reference, nothing contained in this letter agreement shall be deemed to constitute either Miranda and MUI (collectively) or PDUS the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Miranda and MUI (collectively) or PDUS the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the Parties to create, nor shall this letter agreement be construed to create, any mining, commercial, or other partnership, other than the tax partnership as set forth in Exhibit D. No Party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Parties, except as otherwise expressly provided herein.

          M.      Simultaneous with the execution of this letter agreement, the parties agree to execute for recording purposes a written Short Form of Agreement, in the form attached hereto as Exhibit E, setting forth the basic terms and conditions of this letter agreement as necessitated by Nevada law. That Short Form may be recorded by PDUS in the official records of Eureka County. None of the Parties shall record this letter agreement.

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          N.      Where any Party hereto or any affiliate (collectively, the “Discloser”) is required by Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects, as amended from time to time (“NI 43-101”), to file a Technical Report (as defined in NI 43-101) with respect to the Property:

                    1.      neither the non-disclosing Parties nor their respective affiliates shall have any obligation to the Discloser to prepare or provide the Technical Report or any part thereof, or to provide or make available a Qualified Person (as defined in NI 43-101) to the Discloser;

                    2.      the Discloser shall not designate either of the other Parties or any associate, affiliate or employee of or retained by either of the other Parties, or any Qualified Person of the other Parties, as the Qualified Person of the Discloser, without the prior written consent of the other Parties;

                    3.      the Discloser shall be responsible for the cost of preparing or providing the Technical Report;

                    4.      the Discloser’s designation of a third party Qualified Person shall be subject to the other Parties’ prior written consent, such consent not to be unreasonably withheld;

                    5.      the non-disclosing Parties shall be entitled to access to all pertinent information related to that portion of the Technical Report pertaining to the Property and shall be afforded a reasonable opportunity to review and the opportunity (but not the obligation) to require reasonable changes to that portion of the Technical Report prior to the filing of the Technical Report with applicable regulatory authorities;

                    6.      where Miranda is the Discloser, Miranda may request and PDUS may elect (but shall have no obligation) to prepare and provide the Technical Report and to designate the Qualified Person to prepare or supervise the preparation of such Technical Report, all at the expense of Miranda. In the event that PDUS prepares or provides the Technical Report pursuant to this paragraph II.N.6, then Miranda shall:

(a)	use such Technical Report only for the purpose of compliance with NI 43-101 and for no other purpose; and

(b)

defend, indemnify and hold PDUS and its directors, officers, employees, agents, representatives and subcontractors (the “PDUS Indemnified Parties”) harmless from and against any and all Losses, whether direct or indirect, which at any time or from time to time are directly or indirectly incurred or suffered by any of the PDUS Indemnified Parties or their respective successors or assigns in connection with, as a result of or arising out of the preparation or provision of the Technical Report and the dissemination of same. For

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greater certainty, no termination of this letter agreement shall prevent any of the PDUS Indemnified Parties or their respective successors or assigns from obtaining indemnification from Miranda pursuant to this paragraph II.N.6(b); and

                    7.      where Miranda is the Discloser and PDUS obtains information subsequent to the filing of the Technical Report which renders the Technical Report inaccurate, Miranda shall at PDUS’s request disseminate such information in a manner which satisfies Miranda’s obligations under applicable securities laws, and if Miranda fails to do so then PDUS shall have the right (but not the obligation) to do so on Miranda’s behalf.

          O.      The Parties agree that the terms and conditions of this letter agreement will apply and extend to any right, title or interest hereafter acquired during the Earn-In Period by (i) MUI in or to the Property or within the Area of Interest (as defined in Exhibit C), or (ii) PDUS within the Area of Interest, without payment of additional consideration.

          P.      The Parties agree that this letter agreement shall be governed by Nevada law, other than its rules as to conflicts of law. The parties hereby agree and consent to the non-exclusive jurisdiction of the United States District Court for the District of Nevada with respect to any disputes arising under or concerning the interpretation of this letter agreement.

          Q.      The Parties agree that this letter agreement shall be construed to benefit the parties hereto and their respective permitted successors and assigns only, and, except as set forth in paragraph II.I, shall not be construed to create any third party beneficiary rights in any other party or in any governmental organization or agency.

          R.      The use of the term “including” anywhere in this letter agreement shall be deemed to mean “including without limitation.” Representations and warranties in this letter agreement made to the best of a Party’s knowledge shall mean the Party making the representation and warranty has made a prudent and reasonable investigation of the underlying facts that form the basis of the representation and warranty.

          S.      In the event of a material default hereunder on the part of PDUS, MUI shall give to PDUS written notice specifying the particular default or defaults asserted, and, in the case of a default other than with respect to the payment of money, PDUS shall have thirty days after the receipt of said notice (or in the event PDUS disputes the existence of such a material default, thirty days after the entry by a court of competent jurisdiction of a final judgment finding such a default) within which either to cure such specified defaults, or to undertake diligent efforts to cure the same. In the event of such a cure (or the commencement of diligent efforts to cure) by PDUS, this letter agreement shall continue in full force and effect as though no default had occurred. In the event such curative action is not so completed or diligent efforts to cure such

Mr. Dennis L. Higgs
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defaults are not undertaken within the applicable 30-day period and thereafter diligently pursued to completion, MUI may elect to terminate this letter agreement by notice to PDUS as provided in paragraph II.T. In the case of a default by PDUS relating to the payment of any funds to MUI, or any third party as required hereunder, PDUS shall have ten business days after receipt of notice of such default to rectify or dispute the same (in accordance with the same procedures as apply to non-monetary defaults as set forth above in this paragraph II.S), failing which MUI may elect to terminate this letter agreement by written notice to PDUS as provided in paragraph II.T. Upon termination of this letter agreement pursuant to this paragraph II.S, PDUS shall have no further liability or obligations hereunder or with respect to the Property (including no liability for lost profits, consequential or other damages), except with respect to the obligations set forth in paragraphs II.G and II.I, and Miranda and MUI shall have no further liability or obligations hereunder, except with respect to the obligations set forth in paragraphs II.D.2, II.I and II.N.6(b).

          T.      All notices given in connection herewith shall be in writing, and all such notices and deliveries to be made pursuant hereto shall be given or made in person, by certified or registered mail, by reputable overnight courier, or by facsimile acknowledged upon receipt. Such notices and deliveries shall be deemed to have been duly given and received when actually delivered in person or sent by facsimile (during normal business hours), on the next business day following the date they are sent by courier, or three business days after registered or certified mailing when deposited in a receptacle for United States mail, postage prepaid, and addressed as follows:

1.	If to PDUS:

Placer Dome U.S. Inc. 1125 17th Street, Suite 2310 Denver, Colorado, USA 80202 Attention: General Counsel Telephone No.: (303) 675-0055 Facsimile No.: (303) 675-0707

with a copy to:

Placer Dome U.S. Inc. HC 66 Box 1250
Crescent Valley, Nevada, USA 89821 Attention: Exploration Manager Telephone No.: (775) 468-4400 Facsimile No.: (775) 468-4496

Mr. Dennis L. Higgs
November __, 2005

and

Placer Dome U.S. Inc. HC 66 Box 1250
Crescent Valley, Nevada 89821 Attention: Tasha Liebsack Telephone No.: (775) 468-4433 Facsimile No.: (775) 468-4496

2.	If to Miranda or MUI:

Miranda Gold Corp.
Suite 1410 – 800 West Pender Street Vancouver, B.C.
Canada V6C 2V6 Attention: Dennis Higgs Telephone No.: (604) 689-1659 Facsimile No.: (604) 689-1722

with a copy to:

Miranda Gold Corp. Miranda U.S.A., Inc. 5900 Philoree Lane Reno, Nevada 89511
Attention: Kenneth D. Cunningham Telephone No.: (775) 849-2347 Facsimile No.: (775) 849-2336

          U.      This letter agreement is the complete expression of all agreements, contracts, covenants, and promises between the Parties, and all negotiations, understandings, and agreements between the Parties are set forth in this letter agreement, which solely and completely expresses their understanding, and shall be construed without reference to any such negotiations, understandings and agreements. No implied term, covenant, condition or provision of any kind whatsoever shall affect any of the Parties’ respective rights and obligations hereunder, including, without limitation, rights and obligations with respect to exploration, development, mining, processing and marketing of minerals, and the only terms, covenants, conditions or provisions which shall in any way affect any of their respective rights and obligations shall be those expressly set forth in this letter agreement. This letter agreement may not be amended or modified, nor may any obligation hereunder be waived, except by writing duly executed on behalf of all Parties, and unless otherwise specifically provided in such writing, any amendment, modification, or waiver shall be effective only in the specific instance and for the purpose it is given.

Mr. Dennis L. Higgs
November __, 2005

          V.      If at any time during the Earn-In Period MUI desires to sell the Property or any interest therein, or receives and is willing to accept a bona fide offer from a third party interested in purchasing or otherwise acquiring all or any portion of MUI’s interest in the Property, MUI shall promptly notify PDUS of its intent or its receipt of such an offer. The notice shall state the price and all other pertinent terms and conditions of transfer that MUI would be willing to accept, or of any offers received, and shall be accompanied by a copy of any offer or contract received. If the consideration for the proposed transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the non-monetary consideration and stated in terms of cash or currency). PDUS shall then have 60 days after the date it receives such notice to notify MUI whether PDUS elects to acquire the offered interest at the same price and on the same terms and conditions as set forth in the notice. If PDUS does so elect, the transfer shall be consummated promptly after MUI’s receipt of such notice from PDUS. If PDUS fails to make an election within the 60-day period, MUI shall have 60 days following the expiration of such period to consummate the transfer of the Property to a third party at a price and on terms no less favorable than those set forth in the notice. In the event of such a transfer by MUI, that transfer shall be effective only if made in compliance with paragraph II.J. If MUI fails to consummate the transfer to a third party within that 60-day period, PDUS’s rights under this paragraph II.V shall be deemed to be revived. If pursuant to this paragraph II.V PDUS acquires the Property, this letter agreement shall be terminated as of the effective date of such acquisition.

          W.      In the event that any one or more of the provisions contained in this letter agreement or in any other instrument or agreement contemplated hereby shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this letter agreement or any such other instrument or agreement. In the event of any controversy, claim, or dispute between the Parties hereto, arising out of or relating to this letter agreement or the breach thereof, the prevailing Party shall be entitled to recover from the losing Party reasonable expenses, attorneys’ fees, and costs. At the request of either Party, the Parties shall execute and deliver any further instruments, agreements, documents or other papers reasonably requested by either Party to effect the purposes of this letter agreement and the transactions contemplated hereby, including any such instruments, agreements, documents or other papers as may be necessary to address any issues arising from the administrative dissolution of Miranda U.S.A., Inc., a Wyoming corporation or the subsequent incorporation of Miranda U.S.A., Inc., a Nevada corporation.

          X.      The Parties hereby agree that any dispute arising under this letter agreement shall be subject to the informal dispute resolution procedure set forth in this paragraph II.X. The Party asserting the existence of a dispute as to the interpretation of any provision of this letter agreement or the performance by the other Party of any of its obligations hereunder shall notify the other Party of the nature of the asserted dispute. Within seven business days after receipt of such notice, Bob Hays (for PDUS) and Ken

Mr. Dennis L. Higgs
November __, 2005

Cunningham (for Miranda), or their designated successors, shall arrange for a personal or telephone conference in which they use good faith efforts to resolve such dispute. If those individuals are unable to resolve the dispute, either Party may proceed with any legal remedy available to it; provided, however, that the Parties agree that any statement made as to the subject matter of the dispute in any of the conferences referred to in this paragraph II.X shall not be used in any legal proceeding against the Party that made such statement. For purposes of this paragraph II.X, Miranda and MUI shall be treated as a single Party.

III.     DEVELOPMENT PERIOD

          A.      PDUS shall be the Manager of the business relationship between the parties (the “Venture”) under the Joint Venture Agreement. PDUS shall, at any time during a period of 3 years following the date that PDUS exercises the Acquisition Right (the “Decision Period”) have the right to notify MUI of PDUS’s election to earn an additional 10% interest in the Property (the “Additional Interest”). In order to earn the Additional Interest, PDUS must complete or arrange for the completion of a Feasibility Study (as defined in the attached Exhibit F) at its sole expense at any time during a period of three years after the date of MUI’s receipt of PDUS’s notice of such election (the “Completion Period”; such Completion Period subject to extension due to events of force majeure). In addition, PDUS may extend the time by which it must have completed the Feasibility Study for one additional year by providing notice to MUI not later than 90 days prior to the end of the Completion Period. PDUS shall have the right to decide and notify MUI at any time after notifying MUI of its election to complete the Feasibility Study that it no longer wishes to acquire the Additional Interest.

          B.      During the Decision Period, PDUS shall be obligated to incur Work Expenditures of not less than $22,500 annually on or for the benefit of the Property. During the Decision Period, and thereafter if PDUS elects to earn the Additional Interest, PDUS shall have no obligation to prepare Programs and Budgets until it has earned (or elected not to earn) the Additional Interest. If PDUS fails to meet that minimum Work Expenditure requirement in any year during the Decision Period, it may make up the shortfall in accordance with the provisions of paragraph II.C.1. PDUS will fund all Venture operations through completion of the Feasibility Study or until PDUS determines it no longer desires to earn the Additional Interest.

          C.      After completion of a Feasibility Study, MUI shall have the option (in its sole discretion) to request that PDUS earn an additional 5% interest in the Property (the “Supplemental Additional Interest”) by PDUS arranging (at its sole election) for financing for MUI’s share of ongoing expenditures for the construction and development of a mine at the Property, or project financing for the construction and development of a mine at the Property, rather than MUI being required to directly finance or fund its share of the costs of such construction and development. MUI agrees that it will make the request to PDUS that PDUS acquire the Supplemental Additional Interest not later than 120 days after PDUS delivers a completed Feasibility Study to MUI. If MUI timely

Mr. Dennis L. Higgs
November __, 2005

makes that request, PDUS shall use reasonable good faith efforts to arrange for financing for MUI or to arrange for such project financing; provided, however, that PDUS shall have no obligation to arrange for any such financing that PDUS’s Board of Directors, acting in its normal course, is unwilling to approve. If PDUS is unable to arrange for such financing, PDUS shall notify MUI, and the Participating Interests shall remain PDUS-70% / MUI-30%. If PDUS arranges for such financing, it shall be entitled to recover MUI’s share (25%) of (i) the amount borrowed, (ii) all costs associated with such financing (including without limitation attorney’s fees, consultant’s fees, and fees payable to any lender and that lender’s attorneys and consultants), and (iii) interest on the foregoing amount at a rate to be determined by a mutually agreeable independent third party (collectively, the “Carried Amount”), from 80% of MUI’s share of net cash flow from operations from the Property, beginning on the date of commencement of commercial production from the Property. To secure repayment of the Carried Amount, MUI shall grant to PDUS, simultaneous with the execution of the Joint Venture Agreement, a first priority security interest (subordinate only to the lender with whom PDUS arranges the project financing) in MUI’s Participating Interest in the Joint Venture Agreement, and execute and deliver to PDUS a mortgage or deed of trust, U.C.C. Financing Statements, and such other documents as PDUS may deem reasonably necessary to perfect that security interest. That security interest will remain in place until PDUS has fully recovered the Carried Amount. PDUS’s security interest described above will be in addition to the security interests the Parties grant to each other to secure the performance of their respective obligations under the Joint Venture Agreement.

          D.      PDUS shall be the Manager under the Joint Venture Agreement and will be compensated with a management fee calculated as set forth in the Joint Venture Agreement.

          E.      1.      If PDUS fails or elects not to timely complete a Feasibility Study, then the Participating Interest percentages of the Participants in the Property shall remain PDUS – 60%, MUI – 40%, PDUS shall remain the Manager under the Joint Venture Agreement, and each Participant shall be required to fund its proportionate share of Programs and Budgets. In that event, for a period of three years after the end of (a) the Decision Period or (b) the date MUI receives notice that PDUS has elected not to earn the Additional Interest, MUI shall have a one-time option to become the Manager under the Venture and fund all Operations of the Venture from the date MUI exercises that option for a period of three years thereafter (such three-year period subject to extension due to events of force majeure). If MUI completes the Feasibility Study within that three-year period, the Participants’ Participating Interests shall be converted to MUI - 70%, PDUS - 30%, and thereafter each Participant shall be required to fund its proportionate share of Programs and Budgets, subject to the Joint Venture Agreement’s dilution provisions.

               2.      If neither PDUS nor MUI timely elects to complete and completes a Feasibility Study, thereafter, if at any time PDUS proposes a Program and Budget

Mr. Dennis L. Higgs
November __, 2005

calling for annual expenditures in excess of $1,000,000 or less than $200,000, the following provisions shall apply.

(a)

Whenever PDUS proposes a Program and Budget in excess of $1,000,000, MUI shall have a period of 30 days from and after its receipt of such a proposed Program and Budget to elect whether or not it desires to participate in that Program and Budget at a level that is in accordance with its Participating Interest (during this period, MUI shall have the right only to participate fully in a proposed Program and Budget, or not at all). If MUI elects not to participate in such a  Program and Budget, then the standard dilution formula (as described in paragraph III.H) will not apply. Rather, in that event, PDUS’s Participating Interest shall be increased by one percentage point, and MUI’s Participating Interest shall be decreased by one percentage point, for each complete $1,000,000 increment spent by it pursuant to that Program and Budget. By way of example (but not limitation), if during the relevant time period PDUS proposed a Program and Budget calling for expenditures of $4,200,000, and MUI elected not to participate, PDUS’s Participating Interest would automatically increase from 60% to 64%, and MUI’s Participating Interest would automatically decrease from 40% to 36%. Subsequently, if PDUS proposed a Program and Budget calling for expenditures of $6,300,000, and MUI elected not to participate, PDUS’s Participating Interest would automatically increase from 64% to 70%, and MUI’s Participating Interest would automatically decrease from 36% to 30%. During the 30-day period referred to in this paragraph III.F.2, PDUS may continue to conduct Operations on or for the benefit of the Property in accordance with either approved or the proposed Program(s) and Budget(s), and, if MUI elects to fully participate in the proposed Program and Budget, MUI shall promptly reimburse PDUS for MUI’s share of all expenditures incurred by PDUS during that period, plus interest at the Prime Rate plus two percent. The provisions of this paragraph III.E.2(a) shall apply until such time, if any, as PDUS has increased its Participating Interest to at least 70%. Thereafter, the standard dilution formula (as described in paragraph III.H) shall apply.

(b)	Whenever PDUS proposes a Program and Budget of less than $200,000, MUI shall have a period of 30 days from and after its receipt of such a proposed Program and Budget to

Mr. Dennis L. Higgs November __, 2005 Page 19

propose a substitute Program and Budget that calls for expenditures in excess of $1,000,000. If PDUS elects not to participate in that substitute Program and Budget at a level that is in accordance with its Participating Interest (with respect to any substitute Program and Budget, PDUS shall have the right only to participate fully in any such substitute Program and Budget, or not at all), then MUI’s Participating Interest shall be increased by five percentage points for each complete $1,000,000 increment spent by it pursuant to that substitute Program and Budget. By way of example (but not limitation), if during the relevant time period MUI proposed a substitute Program and Budget calling for expenditures of $4,200,000, and PDUS elected not to participate, MUI’s Participating Interest would automatically increase from 40% to 60%, and PDUS’s Participating Interest would automatically decrease from 60% to 40%. Subsequently, if MUI proposed a substitute Program and Budget calling for expenditures of $2,300,000, and PDUS elected not to participate, MUI’s Participating Interest would automatically increase from 60% to 70%, and PDUS’s Participating Interest would automatically decrease from 40% to 30%. The provisions of this paragraph III.E.2.(b) shall apply until such time, if any, as MUI has increased its Participating Interest to at least 70%. Thereafter, the standard dilution formula (as described in paragraph III.H) shall apply.

                    3.      Each Participant shall then be obligated (subject to its rights to elect dilution) to contribute to the costs of Operations at the Property in accordance with its Participating Interest.

          F.      PDUS’s Initial Contribution to the Venture will be deemed to be equal to the actual amount of PDUS’s Work Expenditures incurred during the Earn-In Period plus additional expenditures for Operations incurred by PDUS through the point of completion of a Feasibility Study (or an election by PDUS not to complete the Feasibility Study), and the amount of MUI’s Initial Contribution will be determined based on the following formula (where MUI’s contribution equals x):

[Amount of PDUS’s Work Expenditures
60%	=	and additional expenditures]
40%		X

The fraction set forth above shall be 70%/30% (for Equity Account purposes) if PDUS earns the Additional Interest, and 75%/25% (for Equity Account purposes) if PDUS earns the Supplemental Additional Interest, and the Participants will take such actions

Mr. Dennis L. Higgs
November __, 2005

as are reasonably necessary to make the Capital Account balances reflect PDUS’s additional expenditures made to earn the Additional Interest and the Supplemental Additional Interest.

          G.      Except for the provisions of paragraph III.E to the contrary, if either Participant elects to participate less than fully or not at all in a proposed Program and Budget, the standard dilution formula set forth in Section 6.3 of Form 5A will apply. Once any Participant’s Participating Interest is voluntarily reduced to less than 5%, that Participant’s Participating Interest shall automatically be converted to an interest in 2.5% of Net Returns. If a Participant defaults in contributing to an approved Program and Budget, then, among the remedies available to it, the non-defaulting Participant may choose to have the defaulting Participant’s Participating Interest reduced in accordance with the standard dilution formula plus a penalty of 50% (if the default occurs with respect to an approved Program and Budget which covers primarily exploration activities), or to have the defaulting Participant forfeit its entire interest in the Venture (if the default occurs with respect to an approved Program and Budget which covers primarily development and/or mining activities), in which case the defaulting Participant shall have the right to recover from 2.5% of Net Returns an amount equal to the positive balance in the defaulting Participant’s Equity Account.

          H.      The Parties agree to make the same representations and warranties set forth in paragraphs II.E. and II.F. above, effective as of the effective date of the Joint Venture Agreement.

          I.      The Parties agree that each of them shall be responsible for their share of liabilities and obligations of the Venture (including without limitation environmental liabilities and obligations), equivalent to their Participating Interests in the Venture at the time such obligations or liabilities are incurred or accrued, notwithstanding any subsequent reduction or conversion of their Participating Interests.

          J.      All capitalized terms used in this Section III and not defined herein will have the meaning ascribed to them in Forms 5 and 5A.

IV.     PUBLICITY AND INFORMATION

          A.      Each Party, except to the extent required by law or stock exchange rule and then only after providing the other Parties with not less than three business days to review and comment on any proposed release or announcement, is prohibited from issuing any press releases or other public announcements concerning this letter agreement or any information generated pursuant hereto without the prior written approval of the other Parties. Miranda and MUI acknowledge that, based upon (a) information made available by them to PDUS and PDUS’s examination of the Property with the permission of Miranda and MUI and (b) exploration data from work on property which PDUS controls in the vicinity of the Property, PDUS has conducted its own evaluation of the Property and has developed its own theories and interpretations regarding the Property that are regarded by PDUS as confidential and/or proprietary to

Mr. Dennis L. Higgs
November __, 2005

PDUS and which have not been disclosed to Miranda and MUI. Miranda and MUI agree that in entering into this letter agreement, they are not relying on PDUS to disclose any such theories, interpretations or evaluations.

          B.      Except as set forth in paragraph IV.A, the Parties agree to treat all data, reports, records and other information developed or made available to them by the other Party under this letter agreement and applicable to the Property as confidential, and unless any Party is required by any law, rule, regulation, or order to disclose any of such information, information shall not be disclosed to any person without the prior written consent of the non-disclosing Parties, which consent shall not be unreasonably withheld.

          C.      This letter agreement is, and the rights and obligations of the Parties are, strictly limited to the Property and the Area of Interest. Except as expressly provided herein, the Parties shall have the free and unrestricted right to independently engage in, and receive the full benefits of, any and all business ventures of any sort whatever, whether or not competitive with the Property and the activities undertaken pursuant to the letter agreement, without consulting the others or inviting or allowing the others to participate therein. None of the Parties shall be under any fiduciary or other duty to the other which will prevent it from engaging in or enjoying the benefits of, any competing venture or ventures outside the Property (except in the Area of Interest). The legal doctrines of “corporate opportunity” or “business opportunity” as developed or applied by any court or authority of any jurisdiction and sometimes applied to persons or legal entities occupying a joint venture or other fiduciary status shall not be applied to any other activity, venture, or operation of any of the Parties, whether such opportunity is derived from or based on information received or activities conducted under this letter agreement or otherwise.

Mr. Dennis L. Higgs
November __, 2005

          If Miranda and MUI are in agreement with the foregoing, please indicate the same by signing in the space indicated below. Upon PDUS’s receipt of a signed copy of this letter it will be understood and agreed to by the Parties that this letter agreement, for and in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which are hereby acknowledged and confirmed, is intended to and does constitute a binding agreement.

Sincerely,

PLACER DOME U.S. INC.

By: _______________________________________________

Name: _____________________________________________

Title: ______________________________________________

Accepted and agreed to effective as of September ___, 2005 by Miranda Gold Corp.

By: _______________________________________________

Name: _____________________________________________

Title: ______________________________________________

Accepted and agreed to effective as of September ___, 2005 by Miranda U.S.A., Inc.

By: _______________________________________________

Name: _____________________________________________

Title: ______________________________________________

Exhibit A

The Fuse West Project

          The following unpatented mining claims located in Sections 32 and 33, Township 27 North, Range 50 East, and Sections 5, 8, and 17, Township 26 North, Range 50 East, Eureka County, Nevada:

Claim Name	Recording Information	BLM Serial Number
Fuse 58	Book 403 Page 360	NMC 889575
Fuse 59	Book 403 Page 361	NMC 889576
Fuse 60	Book 403 Page 362	NMC 889577
Fuse 61	Book 403 Page 363	NMC 889578
Fuse 62	Book 403 Page 364	NMC 889579
Fuse 63	Book 403 Page 365	NMC 889580
Fuse 64	Book 403 Page 366	NMC 889581
Fuse 65	Book 403 Page 367	NMC 889582
Fuse 67	Book 403 Page 369	NMC 889584
Fuse 69	Book 403 Page 371	NMC 889586
Fuse 74	Book 403 Page 376	NMC 889591
Fuse 75	Book 403 Page 377	NMC 889592
Fuse 76	Book 403 Page 378	NMC 889593
Fuse 77	Book 403 Page 379	NMC 889594
Fuse 78	Book 403 Page 380	NMC 889595
Fuse 79	Book 403 Page 381	NMC 889596
Fuse 80	Book 403 Page 382	NMC 889597
Fuse 81	Book 403 Page 383	NMC 889598
Fuse 82	Book 403 Page 384	NMC 889599

Exh. A-1

Exhibit B

          “Exploration, Development and Related Work” shall mean and include all operations and activities of PDUS (or performed at the request of PDUS) on or relating to the Property for purposes of determining ore reserves and mineralization, and for purposes of exploration for and development of valuable minerals from the Property including, without limitation, the right to enter upon the Property for purposes of surveying, exploring, testing, sampling, trenching, bulk sampling, prospecting and drilling for valuable minerals, and to construct and use buildings, roads, power and communication lines, and to use so much of the surface of the Property in such manner as PDUS deems necessary for the enjoyment of any rights and privileges to PDUS hereunder or otherwise necessary to effect the purposes of this letter agreement, and any reclamation and other clean-up required in connection with any of the foregoing.

          “Environmental Laws” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Clean Water Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Superfund Amendments and Reauthorization Act of 1986, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Mine Safety and Health Act of 1977, the Federal Land Policy and Management Act of 1976, and the National Historic Preservation Act, each as amended, and any state law counterparts, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof) concerning pollution or protection of the environment, reclamation, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the existence, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, transport, or handling or reporting or notification to any governmental authority in the collection, storage, use, treatment or disposal of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

          “Environmental Liabilities” shall mean any liability arising out of, based on or resulting from (A) the presence, release, threatened release, discharge or emission into the environment of any Hazardous Materials or substances existing or arising on, beneath or above such property and/or emanating or migrating and/or threatening to emanate or migrate from such property to other properties; (B) disposal or treatment of or the arrangement for the disposal or treatment of Hazardous Materials originating or transported from such property to an off-site treatment, storage or disposal facility, (C) physical disturbance of the environment on or from such property; or (D) the violation or alleged violation of any Environmental Laws relating to such property.

Exh. B-1

          “Hazardous Materials” means any substance: (A) the presence of which requires reporting, investigation, removal or remediation under any Environmental Law; (B) that is defined as a “hazardous waste,” “hazardous substance,” “extremely hazardous substance” or “pollutant” or “contaminant” under any Environmental Law; (C) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Law; (D) the presence of which on a property causes or threatens to cause a nuisance upon the property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the property; (E) that contains gasoline, diesel fuel or other petroleum hydrocarbons; or (F) that contains PCBs, asbestos or urea formaldehyde foam insulation; in each case subject to exceptions provided in applicable Environmental Laws.

Exh. B-2

Exhibit C

          “Work Expenditures” shall mean and include all costs or fees, expenses, liabilities and charges paid or incurred by PDUS which are related to Exploration, Development and Related Work conducted during the Earn-In Period (specifically excluding the Initial Payment and any Periodic Payments), including without limitation:

                    (a)      All costs and expenses incurred in conducting exploration and prospecting activities on or in connection with the Property, including, without limitation, the preparation of feasibility studies, the active pursuit of required federal, state or local authorizations or permits and the performance of required environmental protection or reclamation obligations, the building, maintenance and repair of roads, drill site preparation, drilling, tracking, sampling, trenching, digging test pits, shaft sinking, acquiring, diverting and/or transporting water necessary for exploration, logging of drill holes and drill core, completion and evaluation of geological, geophysical, geochemical or other exploration data and preparation of interpretive reports, and surveying and laboratory costs and charges (including assays or metallurgical analyses and tests);

                    (b)      All expenses incurred in conducting development activities on or in connection with the Property, the active pursuit of required federal, state or local authorization or permits and the performance of required environmental protection or reclamation obligations, pre-stripping and stripping, the construction and installation of a mill, leach pads or other beneficiation facilities for valuable minerals, and other activities, operations or work performed in preparation for the removal of valuable minerals from the Property;

                    (c)      All costs incurred by PDUS in acquiring interests in real property wholly or partially within the current exterior boundaries of the Claims (the “Area of Interest”), including costs and expenses incurred by PDUS in conducting negotiations and due diligence, attorneys’ fees, and all moneys paid by PDUS in acquiring and holding such property interests;

                    (d)      All costs incurred in performing any reclamation or other restoration or clean-up work required by any federal, state or local agency or authority, and all costs of insurance obtained or in force to cover activities undertaken by or on PDUS’s behalf on the Property;

                    (e)      Salaries, wages, expenses and benefits of PDUS’s employees or consultants engaged in operations directly relating to the Property, including salaries and fringe benefits of those who are temporarily assigned to and directly employed on work relating to the Property for the periods of time such employees are engaged in such activities and reasonable transportation expenses for all such employees to and from their regular place of work to the Property;

                    (f)      All costs incurred in connection with the preparation of pre-feasibility studies or a Feasibility Study and economic and technical analyses pertaining

Exh. C-1

to the Property, whether carried out by PDUS or by third parties under contract with PDUS;

                    (g)      Taxes and assessments, other than income taxes, assessed or levied upon or against the Property or any improvements thereon situated thereon for which PDUS is responsible or for which PDUS reimburses MUI;

                    (h)      Costs of material, equipment and supplies acquired, leased or hired, for use in conducting exploration or development operations relating to the Property; provided, however, that equipment owned and supplied by PDUS shall be chargeable at rates no greater than comparable market rental rates available in the area of the Property;

                    (i)      Costs and expenses of establishing and maintaining field offices, camps and housing facilities;

                    (j)      Costs incurred by PDUS in examining and curing title to any part of the Property or any interest in real property within the Area of Interest, in maintaining the Property or any interest in real property within the Area of Interest, whether through the performance of assessment work, the payment of claim maintenance fees or otherwise (including the Reimbursement Payment), in satisfying surface use or damage obligations to landowners, or in conducting any analyses of the environmental conditions at the Property; and

                    (k)      An additional 10% as overhead on all costs and expenses described in (a) through (j) above (except for (i) equipment owned and supplied by PDUS, and (ii) expenditures related to mine development and construction, for which a 3% overhead charge will apply).

Exh. C-2

Exhibit D

U.S. TAX MATTERS

Article I
Effect of this Exhibit

          This Exhibit shall govern the relationship of the parties with respect to U.S. tax matters and the other matters addressed herein. Except as otherwise indicated, capitalized terms used in this Exhibit shall have the meanings given to them in the letter agreement among Miranda Gold Corp., Miranda U.S.A., Inc. and Placer Dome U.S. Inc. (the “Agreement”) to which this Exhibit is attached. In the event of a conflict between this Exhibit and the other provisions of the Agreement, the terms of this Exhibit shall control.

Article II
Tax Matters Partner

          2.1      Designation of Tax Matters Partner. PDUS is hereby designated tax matters partner (hereinafter “TMP”) as defined in Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended (“the Code”), and shall be responsible for, make elections for, and prepare and file any federal and state tax returns or other required tax forms. The TMP and MUI shall use reasonable best efforts to comply with the responsibilities outlined in this Article II and in Sections 6221 through 6233 of the Code (including any Treasury regulations promulgated thereunder) and in doing so shall incur no liability to any other party.

          2.2      Notice. MUI shall furnish the TMP with such information (including information specified in Section 6230(e) of the Code) as the TMP may reasonably request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the parties in accordance with Section 6223 of the Code. The TMP shall keep MUI informed of all administrative and judicial proceedings for the adjustment at the partnership level of partnership items in accordance with Section 6223(g) of the Code.

          2.3      Inconsistent Treatment of Partnership Item. If an administrative proceeding contemplated under Section 6223 of the Code has begun, and the TMP so requests, each of PDUS and MUI shall notify the TMP of its treatment of any partnership item on its federal income tax return that is inconsistent with the treatment of that item on the partnership return.

          2.4      Extensions of Limitation Periods. The TMP shall not enter into any extension of the period of limitations as provided under Section 6229 of the Code without first giving reasonable advance notice to MUI of such intended action.

          2.5      Requests for Administrative Adjustments. Neither PDUS nor MUI shall file, pursuant to Section 6227 of the Code, a request for an administrative adjustment of partnership items for any partnership taxable year without first notifying the other party. If the other party agrees with the requested adjustment, the TMP shall file the request for

Exh. D-1

administrative adjustment on behalf of the partnership. If unanimous consent is not obtained within 30 days after notice from the proposing party, or within the period required to timely file the request for administrative adjustment, if shorter, either party, including the TMP, may file that request for administrative adjustment on its own behalf.

          2.6      Judicial Proceedings. Any party intending to file a petition under Section 6226, 6228 or other sections of the Code with respect to any partnership item, or other tax matters involving the partnership, shall notify the other party of such intention and the nature of the contemplated proceeding. If the TMP is the party intending to file such petition, such notice shall be given within a reasonable time to allow the other party to participate in the choosing of the forum in which such petition will be filed. If the parties do not agree on the appropriate forum, then the appropriate forum shall be decided by PDUS. If either party intends to seek review of any court decision rendered as a result of a proceeding instituted under the preceding part of this Section 2.6, that party shall notify the other party of such intended action.

          2.7      Settlements. The TMP shall not bind the other party to a settlement agreement without first obtaining the written concurrence of that party. Any party who enters into a settlement agreement with respect to any partnership items, as defined by Section 6231(a)(3) of the Code, shall notify the other party of such settlement agreement and its terms within 90 days after the date of settlement.

          2.8      Fees and Expenses. Either party may engage legal counsel, certified public accountants, or others in its own behalf and at its sole cost and expense.

          2.9      Survival. The provisions of this Article II shall survive the termination of the partnership or the termination of either party’s interest in the partnership and shall remain binding on the parties for a period of time necessary to resolve with the Internal Revenue Service or the Department of the Treasury any and all matters regarding the federal income taxation of the partnership for the applicable tax year(s).

Article III
Tax Elections and Allocations

          3.1      Tax Partnership Election. It is understood and agreed that the parties intend to create a partnership for United States federal and state income tax purposes, and, unless otherwise agreed to hereafter by the parties, no party shall make an election to be, or have the arrangement evidenced hereby, excluded from the application of any provisions of Subchapter K of the Code, or any equivalent state income tax provision. It is understood and agreed that the parties intend to create a partnership for federal and state income tax purposes only (a “tax partnership”) and agree that, if necessary, an election to be so treated shall be filed pursuant to Treasury Regulation Section 301.7701 -3. The TMP shall file with the appropriate office of the Internal Revenue Service a partnership income tax return covering operations on the Property. The parties recognize that this Agreement may be subject to state income tax statutes. The TMP shall file with the appropriate offices of the state agencies any required partnership state income tax returns. Not later than March 15th of each calendar year, MUI agrees to furnish to the TMP any information it may

Exh. D-2

have relating to operations on the Property during the previous calendar year as shall be required for proper preparation of such returns. The TMP shall furnish to MUI for its review a copy of each proposed income tax return at least two weeks prior to the date the return is filed.

          3.2      Tax Elections. The tax partnership shall make the following elections for purposes of all partnership income tax returns:

                    (a)      To use the accrual method of accounting;

                    (b)      Pursuant to the provisions at Section 706(b)(1) of the Code, to use as its taxable year, unless otherwise required by law, a year ending December 31st. In this respect the parties represent that their taxable years are as follows:

MUI:	August 31;
PDUS:	December 31;

                    (c)      To deduct currently all development expenses to the extent possible under Section 616 of the Code, or, at the election of the TMP, to elect under Section 616(b) of the Code to treat such expenses as deferred expenses;

                    (d)      Unless the parties unanimously agree otherwise, to compute the allowance for depreciation in respect of all depreciable assets using the maximum accelerated tax depreciation table and the shortest life permissible, or, at the election of the TMP, using the units of production method of depreciation;

                    (e)      To treat advance royalties as deductions from gross income for the year paid or accrued to the extent permitted by law;

                    (f)      To adjust the basis of tax partnership property under Section 754 of the Code at the request of either party (provided that all costs and consequences of such election shall be for the account of the party making the request);

                    (g)      To amortize over the shortest permissible period all organizational expenditures and business start-up expenses under Sections 195 and 709 of the Code;

          Any other election required or permitted under the Code or any state tax law shall be made as determined by the TMP.

          Each party shall elect (or has previously elected) under Section 617(a) of the Code to deduct currently all exploration expenses.

          Each party reserves the right to capitalize its share of development and/or exploration expenses of the tax partnership in accordance with Section 59(e) of the Code, provided that a party’s election to capitalize all or any portion of such expenses shall not affect the party’s Capital Account.

Exh. D-3

          3.3      Allocations to Parties. Allocations for Capital Account purposes shall be in accordance with the following:

                    (a)      Exploration and development cost deductions shall be allocated between the parties in accordance with their respective contributions to such costs.

                    (b)      Depreciation and loss deductions with respect to any depreciable asset shall be allocated between the parties in accordance with their respective contributions to the adjusted basis of the asset which gives rise to the depreciation or loss deduction.

                    (c)      Production and operating cost deductions, if any, shall be allocated between the parties in accordance with their respective contributions to such costs.

                    (d)      Deductions for depletion (to the extent of the amount of such deductions that would have been determined for Capital Account purposes if only cost depletion were allowable for federal income tax purposes) shall be allocated to the parties in accordance with their respective contributions to the adjusted basis of the depletable property. Any remaining depletion deductions shall be allocated to the parties so that, to the extent possible, the parties receive the same total amounts of percentage depletion as they would have received if percentage depletion were allocated to the parties in proportion to their respective shares of the gross income used as the basis for calculating the federal income tax deduction for percentage depletion.

                    (e)      Subject to Section 3.3(g) below, gross income, if any, on the sale of production shall be allocated in accordance with the parties’ rights to share in the proceeds of such sale.

                    (f)      Except as provided in Section 3.3(g) below, gain or loss on the sale of a depreciable or depletable asset shall be allocated so that, to the extent possible, the net amount reflected in the parties’ Capital Accounts with respect to such property (taking into account the cost of such property, depreciation, amortization, depletion or other cost recovery deductions and gain or loss) most closely reflects the parties’ interest in the Property as set forth in the Agreement (determined without regard to this Exhibit).

                    (g)      Gains and losses on the sale of all or substantially all the assets of the tax partnership shall be allocated so that, to the extent possible, the parties’ resulting Capital Account balances are in the same ratio as their interests in the Property as set forth in the Agreement (determined without regard to this Exhibit) at the time of such sale.

                    (h)      All deductions and losses that are not otherwise allocated in this Section 3.3 shall be allocated among the parties in accordance with their respective contributions to the costs producing each such deduction or to the adjusted basis of the asset producing each such loss.

                    (i)      Any recapture of exploration expenses under Section 617(b)(1)(A) of the Code, and any disallowance of depletion under Section 617(b)(1)(B) of the Code, shall

Exh. D-4

be borne by the parties in the same manner as the related exploration expenses were allocated to, or claimed by, them.

                    (j)      “Nonrecourse deductions,” as defined by Treasury Regulation Section 1.704 -2(b)(1) shall be allocated between the parties in proportion to their interests in the Property as set forth in the Agreement (determined without regard to this Exhibit) except as otherwise required by Treasury Regulation Section 1.704 -2.

                    (k)      All other items of income and gain, if any, shall be allocated to the parties in accordance with their interests in the Property as set forth in the Agreement (determined without regard to this Exhibit).

                    (l)      If the parties’ interests in the tax partnership change during any taxable year of the tax partnership, the distributive share of items of income, gain, loss and deduction of each party shall be determined in any manner (1) permitted by Section 706 of the Code, and (2) agreed on by both parties. If the parties cannot agree on a method, the method shall be determined by the TMP in consultation with its tax advisers, with preference given to the interim closing of the books method except where application of that method would result in undue administrative expense in relationship to the amount of the items to be allocated.

          3.4      Regulatory Allocations. Notwithstanding the provisions of Section 3.3 to the contrary, the following special allocations shall be given effect for purposes of maintaining the parties’ Capital Accounts.

                    (a)      If either party unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Sections 1.704 -1(b)(2)(ii)(d)(4), 1.704 -1(b)(2)(ii)(d)(5) or 1.704 -1(b)(2)(ii)(d)(6), which result in a deficit Capital Account balance, items of income and gain shall be specially allocated to each such party in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Capital Account deficit of such party as quickly as possible. For the purposes of this Section 3.4(a), each party’s Capital Account balance shall be increased by the sum of (i) the amount that party is obligated to restore pursuant to any provision of the Agreement, and (ii) the amount that party is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704 -2(g)(1) and 1.704 -2(i)(5).

                    (b)      The “minimum gain chargeback” and “partner minimum gain chargeback” provisions of Treasury Regulation Sections 1.704 -2(f) and 1.704 -2(i)(4), respectively, are incorporated herein by reference and shall be given effect. In accordance with Treasury Regulation Section 1.704 -2(i)(1), deductions attributable to a “partner nonrecourse liability” shall be allocated to the party that bears the economic risk of loss for such liability.

                    (c)      If the allocation of deductions to either party would cause such party to have a deficit Capital Account balance at the end of any taxable year of the tax partnership (after all other allocations provided for in this Article III have been made and after giving

Exh. D-5

effect to the adjustments described in subparagraph (a) of Section 3.4), such deductions shall instead be allocated to the other party.

          3.5      Curative Allocations. The allocations set forth in Section 3.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the parties that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Section 3.5. Therefore, notwithstanding any other provisions of this Article III (other than the Regulatory Allocations), the TMP shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each party’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such party would have had if the Regulatory Allocations were not part of this Agreement and all items were allocated pursuant to Section 3.3 without regard to Section 3.4.

          3.6      Tax Allocations. Except as otherwise provided in this Section 3.6, items of taxable income, credit, deduction, gain and loss shall be allocated in the same manner as the corresponding item is allocated for book purposes under Sections 3.3, 3.4 and 3.5 of the corresponding item determined for Capital Account purposes.

                    (a)      Recapture of tax deductions arising out of a disposition of property shall, to the extent consistent with the allocations for tax purposes of the gain or amount realized giving rise to such recapture, be allocated to the parties in the same proportions as the recaptured deductions were originally allocated or claimed.

                    (b)      To the extent required by Section 704(c) of the Code, income, gain, loss, and deduction with respect to property contributed to the tax partnership by a party shall be shared among both parties so as to take account of the variation between the basis of the property to the tax partnership and its fair market value at the time of contribution. The parties intend that Section 704(c) shall effect no allocations of tax items that are different from the allocations under Sections 3.3, 3.4 and 3.5 of the corresponding items for Capital Account purposes; provided that gain or loss on the sale of property contributed to the tax partnership shall be allocated to the contributing party to the extent of built-in gain or loss, respectively, as determined under Treasury Regulation Section 1.704 -3(a). However, to the extent that allocations of tax items other than built-in gain and built-in loss are required pursuant to Section 704(c) of the Code to be made other than in accordance with the allocations under Sections 3.3, 3.4 and 3.5 of the corresponding items for Capital Account purposes, Section 704(c) shall be applied in accordance with the available allocation method that most closely approximates the intended allocation of tax items under this tax partnership agreement.

                    (c)      The parties understand the allocations of tax items set forth in this Section 3.6, and agree to report consistently with such allocations for federal and state tax purposes.

Exh. D-6

Article IV
Capital Accounts; Liquidation

          4.1      Capital Accounts.

                    (a)      A separate capital account shall be established and maintained by the TMP for each party (a “Capital Account”). Such Capital Account shall be increased by (i) the amount of money contributed by the party to the tax partnership, (ii) the fair market value of property contributed by the party to the tax partnership (net of liabilities securing such contributed property that the tax partnership is considered to assume or take subject to under Code Section 752) and (iii) allocations to the party under Sections 3.3, 3.4 and 3.5 of expenditures of the tax partnership income and gain (or items thereof), including income and gain exempt from tax; and shall be decreased by (iv) the amount of money distributed to the party by the tax partnership, (v) the fair market value of property distributed to the party by the tax partnership (net of liabilities securing such distributed property and that the party is considered to assume or take subject to under Code Section 752), (vi) allocations to the party under Sections 3.3, 3.4 and 3.5 of expenditures of the tax partnership not deductible in computing its taxable income and not properly chargeable to a Capital Account, and (vii) allocations of tax partnership loss and deduction (or items thereof), excluding items described in (vi) above and percentage depletion to the extent it exceeds the adjusted tax basis of the depletable property to which it is attributable. The parties agree that the net fair market value of the Property contributed to the tax partnership by MUI is U.S. $131,677.

                    (b)      In the event that the Capital Accounts of the parties are computed with reference to the book value (as reasonably determined by the TMP) of any asset which differs from the adjusted tax basis of such asset, then the Capital Accounts shall be adjusted for depreciation, depletion, amortization and gain or loss as computed for book purposes with respect to such asset in accordance with Treasury Regulation Section 1.704 -1(b)(2)(iv)(g).

                    (c)      In the event any interest in the tax partnership (including any Participating Interest if the parties enter into the Joint Venture Agreement) is transferred in accordance with the terms of the Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest, except as provided in Treasury Regulation Section 1.704 -1(b)(2)(iv)(1).

                    (d)      In the event property, other than money, is distributed to a party, the Capital Accounts of the parties shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction in herein in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the parties if there was a taxable disposition of such property for the fair market value of such property (taking Section 7701(g) of the Code into account) on the date of distribution. For this purpose the fair market value of the property shall be determined as set forth in Section 4.2(a) below.

                    (e)      For purposes of maintaining the Capital Accounts, the tax partnership’s deductions with respect to contributed property in each year for (i) depletion,

Exh. D-7

(ii) deferred development expenditures under Code Section 616(b) attributable to pre-contribution expenditures, (iii) amortization under Code Section 291(b) attributable to pre-contribution expenditures, and (iv) amortization under Code Section 59(e) attributable to pre-contribution expenditures shall be the amount of the corresponding item determined for tax purposes pursuant to Section 3.6(c) multiplied by the ratio of (A) the book value (as reasonably determined by the TMP) at which the contributed property is recorded in the Capital Accounts to (B) the adjusted tax basis of the contributed property (including basis resulting from capitalization of pre-contribution development expenditures under Code Sections 616(b), 291(b), and 59(e)).

                    (f)     The foregoing provisions, and the other provisions of the Agreement relating to the maintenance of Capital Accounts and the allocations of income, gain, loss, deduction and credit, are intended to comply with Treasury Regulation Section 1.704 -1(b), and shall be interpreted and applied in a manner consistent with such Regulation. In the event the TMP shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulation, the TMP may make such modification, provided that it is not likely to have a material effect on the amount distributable to any party upon liquidation of the tax partnership pursuant to Section 4.2 below.

                    (g)      If the parties so agree, upon the occurrence of an event described in Treasury Regulation Section 1.704 -1(b)(2)(iv)(f)(5), the Capital Accounts shall be restated in accordance with Treasury Regulation Section 1.704 -1(b)(2)(iv)(f) to reflect the manner in which unrealized income, gain, loss or deduction in herein the assets of the tax partnership (that has not been reflected in the Capital Accounts previously) would be allocated among the parties if there were a taxable disposition of such assets for their fair market values, as determined in accordance with Section 4.2(a) . For purposes of Section 3.3, a party shall be treated as contributing the portion of the book value of any property that is credited to the party’s Capital Account pursuant to the preceding sentence. Following a revaluation pursuant to this subparagraph (g) of Section 4.1, the parties’ shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to property that has been revalued pursuant to this subparagraph (g) of Section 4.1 shall be determined in accordance with the principles of Code Section 704(c) as applied pursuant to the final sentence of Section 3.6(b) .

          4.2      Liquidation. In the event the partnership is “liquidated” within the meaning of Treasury Regulation Section 1.704 -1(b)(2)(ii)(g) then, notwithstanding any other provision of the Agreement to the contrary, the following steps shall be taken:

                    (a)      The Capital Accounts of the parties shall be adjusted to reflect any gain or loss which would be realized by the tax partnership and allocated to the parties pursuant to the provisions of Article III of this Exhibit D if the assets had been sold at their fair market value at the time of liquidation. The fair market value of the assets shall be determined by the parties; provided, however, that in the event that the parties fail to agree on the fair market value of any asset, its fair market value shall be determined by a nationally recognized independent engineering firm or other qualified independent party approved by both parties.

Exh. D-8

                    (b)      After making the foregoing adjustments and/or contributions, all remaining assets shall be distributed to the parties in accordance with the balances in their Capital Accounts (after taking into account all allocations of Article III, including without limitation subparagraph (h) of Section 3.3) . Unless otherwise expressly agreed by both parties, each party shall receive an undivided interest in each and every asset determined by the ratio of the amount in each party’s Capital Account to the total of both of the parties’ Capital Accounts. Assets distributed to the parties shall be deemed to have a fair market value equal to the value assigned to them pursuant to Section 4.2(a) above.

                    (c)      All distributions to the parties in respect of their Capital Accounts shall be made in accordance with the time requirements of Treasury Regulation Sections 1.704 -1(b)(2)(ii)(b)(2) and (3).

          4.3      Deemed Terminations. Notwithstanding the provisions of Section 4.2, if the “liquidation” of the tax partnership results from a deemed termination under Section 708(b)(1)(B) of the Code, then (i) subparagraphs (a) and (b) of Section 4.2 shall not apply, (ii) the tax partnership shall be deemed to have contributed its assets to a new tax partnership and then to have distributed interests in the new tax partnership to the parties, (iii) the parties shall be deemed to have received interests in the new tax partnership equivalent to the interests held by them in the tax partnership deemed terminated, and (iv) the new tax partnership shall continue pursuant to the terms of the Agreement and this Exhibit.

          4.4      Continuation. The parties agree that their tax partnership will survive the termination of the Agreement and continue until terminated pursuant to the provisions of Section 4.2 or 4.3, unless PDUS exercises its Acquisition Right and the parties enter into the Joint Venture Agreement, in which case the provisions of Exhibit C to the Joint Venture Agreement shall apply.

          4.5      Assignment. The provisions of this Exhibit D shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. The provisions of this Exhibit D shall be deemed to be a covenant running with the land and shall be binding upon any third party who acquires any interest in the Agreement or the Property.

Exh. D-9

Exhibit E

SHORT FORM OF EXPLORATION AND
DEVELOPMENT AGREEMENT

          THIS SHORT FORM OF EXPLORATION AND DEVELOPMENT AGREEMENT (the “Short Form”) is made and entered into effective as of September __, 2005 by and among MIRANDA GOLD CORP., a British Columbia corporation, whose address is Suite 1410 –800 West Pender Street, Vancouver, British Columbia, Canada V6C 2V6, (“Miranda”), MIRANDA U.S.A., INC., a Nevada corporation, whose address is 5900 Philoree Lane, Reno, Nevada 89511 (“MUI”), and Placer Dome U.S. Inc., a California corporation, whose address for purposes hereof is 1125 17th Street, Suite 2310, Denver, Colorado U.S.A. 80202 (“PDUS”).

RECITALS

          A.      MUI is the owner of certain unpatented mining claims in Eureka County, Nevada, as more particularly described in Exhibit A attached hereto and incorporated by reference (the “Claims”). The Claims, together with all water and water rights, easements and rights-of-way, and other appurtenances attached thereto or associated therewith, are collectively referred to hereinafter as the “Property.”

          B.      Miranda, MUI and PDUS entered into a letter agreement dated effective September __, 2005 (the “Agreement”), wherein MUI granted to PDUS the right to explore and develop the Property and, if PDUS so desires, the right for PDUS to acquire an undivided 60% interest in the Property and to enter into a joint venture agreement covering the Property.

Exh. E-1

          C.      Miranda, MUI and PDUS desire to enter into this Short Form of Agreement for purposes of placing of record a notice of the Agreement.

AGREEMENT

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1.      Grant of Exploration, Development and Related Rights. MUI has granted and hereby grants to PDUS, for the term of the Agreement, exclusive possession of the Property and the exclusive right to enter upon and use all or any part of the Property during the Earn-In Period (as defined in the Agreement) for the purposes of determining ore reserves and mineralization, and for purposes of development of valuable minerals from the Property, including the right to enter upon the Property for purposes of surveying, exploring, testing, sampling, trenching, bulk sampling, prospecting and drilling for valuable minerals, and to use and construct buildings, roads, power and communication lines, and to use so much of the surface of the Property in such manner as is necessary to the enjoyment of any of the rights or privileges of PDUS hereunder or otherwise reasonably necessary to effect the purposes of the Agreement.

          2.      Grant of Right to Acquire an Interest in the Property. MUI has granted and hereby grants to PDUS, during the Earn-In Period, the exclusive right to acquire an undivided 60% interest in the Property upon the completion of certain obligations set forth in the Agreement.

          3.      Grant of Right to Enter into Joint Venture Agreement. In addition to the rights granted in the Agreement as described in paragraph 2 above, MUI and PDUS have agreed and do hereby agree that, subject to the terms and conditions set forth in the Agreement, upon PDUS’s acquisition of an undivided 60% interest in the Property they will enter into a Joint Venture Agreement (as described in the Agreement) governing operations at the Property.

          4.      Term. Unless sooner terminated as provided in the Agreement, the term of the Agreement (the “Earn-In Period”) shall run until such time as PDUS timely incurs required minimum amounts of Work Expenditures (as defined in the Agreement) and the parties execute the Joint Venture Agreement, or until sooner terminated as set forth in the Agreement, but in any event not later than September __, 2016.

          5.      Title to After-Acquired and Additional Interests. The Agreement applies and extends to any further or additional right, title, interest or estate heretofore or hereafter acquired by MUI or PDUS during the Earn-In Period in or to (i) the Property or any part thereof, or (ii) any lands or mineral interests (other than royalty interests) wholly or partially within the exterior boundaries of the Claims.

          6.      Successors and Assigns. Subject to the provisions of paragraph 7 below, all of the terms, provisions and conditions of the Agreement and this Short Form are, and

Exh. E-2

shall be, binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          7.      Assignability. None of the parties shall have the right to assign its interest in the Agreement, other than (i) to an affiliate or a subsidiary, (ii) in connection with a pledge of assets for financing purposes, (iii) in connection with a corporate merger or reorganization or a sale of all or substantially all of either party’s assets, or (iv) as otherwise allowed under the Agreement, without the prior written consent of the non-assigning parties, which consent shall not be unreasonably withheld. Any third party to whom any interest in the Agreement or the Property is assigned or conveyed shall agree in writing to be bound by all of the terms and conditions contained in the Agreement, including without limitation the tax partnership applicable thereto.

          8.      Additional Terms. The Agreement contains additional clauses and various other provisions, and reference is made to the Agreement for such other terms and conditions as govern the Agreement, which terms and conditions are by reference made a part hereof. Nothing in this Short Form shall limit or affect the rights and duties of the parties under the Agreement. Requests for information regarding the Agreement should be made to the parties at the addresses set forth above.

          9.      Counterparts. This Short Form may be extended in multiple counterparts, and all such counterparts taken together shall be deemed to constitute a single document.

          IN WITNESS WHEREOF, the parties have executed this Short Form of Agreement effective as of September __, 2005.

MIRANDA GOLD CORP.,
a British Columbia corporation

By:

Name:

Its:

Exh. E-3

MIRANDA U.S.A., INC.,
a Nevada corporation

By:

Name:

Its:

PLACER DOME U.S. INC.,
a California corporation

By:

Name:

Its:

Exh. E-4

STATE OF ______________________________________	)
) ss.
COUNTY OF _____________________________________	)

          The foregoing instrument was acknowledged before me this _____ day of November, 2005, by ____________________ , as ____________________ of Miranda Gold Corp., a British Columbia corporation.

Witness my hand and official seal.

My commission expires: ____________________________________
Notary Public

STATE OF ______________________________________	)
) ss.
COUNTY OF _____________________________________	)

          The foregoing instrument was acknowledged before me this _____ day of November, 2005, by ____________________ , as ____________________ of Miranda U.S.A., Inc., a Nevada corporation.

Witness my hand and official seal.

My commission expires: ____________________________________
Notary Public

STATE OF ______________________________________	)
) ss.
COUNTY OF _____________________________________	)

          The foregoing instrument was acknowledged before me this _____ day of November, 2005, by ____________________ , as _____________________ of Placer Dome U.S. Inc., a California corporation.

Witness my hand and official seal.

My commission expires: ____________________________________
Notary Public

Exh. E-5

Exhibit A

The Fuse West Project

          The following unpatented mining claims located in Sections 32 and 33, Township 27 North, Range 50 East, and Sections 5, 8, and 17, Township 26 North, Range 50 East, Eureka County, Nevada: *

Claim Name	Recording Information	BLM Serial Number
Fuse 58	Book 403 Page 360	NMC 889575
Fuse 59	Book 403 Page 361	NMC 889576
Fuse 60	Book 403 Page 362	NMC 889577
Fuse 61	Book 403 Page 363	NMC 889578
Fuse 62	Book 403 Page 364	NMC 889579
Fuse 63	Book 403 Page 365	NMC 889580
Fuse 64	Book 403 Page 366	NMC 889581
Fuse 65	Book 403 Page 367	NMC 889582
Fuse 67	Book 403 Page 369	NMC 889584
Fuse 69	Book 403 Page 371	NMC 889586
Fuse 74	Book 403 Page 376	NMC 889591
Fuse 75	Book 403 Page 377	NMC 889592
Fuse 76	Book 403 Page 378	NMC 889593
Fuse 77	Book 403 Page 379	NMC 889594
Fuse 78	Book 403 Page 380	NMC 889595
Fuse 79	Book 403 Page 381	NMC 889596
Fuse 80	Book 403 Page 382	NMC 889597
Fuse 81	Book 403 Page 383	NMC 889598
Fuse 82	Book 403 Page 384	NMC 889599

Exh. E-1

Exhibit F

          “Feasibility Study” shall mean a report, prepared either internally by PDUS or by an independent third party, to ascertain whether valuable minerals from the Property can profitably be extracted, treated and sold in circumstances that would provide reasonable long term returns, and shall include, without limiting the generality of the foregoing, (a) reasonable assessments of the size and quality of the minable reserves of minerals; (b) reasonable assessments of the amenability of the minerals to metallurgical treatment; (c) a mine plan and reasonable descriptions of the work, equipment and supplies required to bring the prospective ore body or deposit of minerals into production, including beneficiation, environmental baseline, health and permitting requirements, and the estimated costs thereof; (d) a marketing plan for marketing products, and the assumed terms of sale and prices to be received; (e) conclusions and recommendations regarding the economic feasibility and timing for bringing the prospective ore body or deposit of minerals into commercial production, taking into account items (a) through (d) above; and (f) such other information in such form and level of detail as may be appropriate and necessary to allow a bank or other lending institution familiar with the mining industry to make a decision as to whether to loan funds for such operations

Exh. F-1

Exhibit G

          If either Party’s interest in the Property is converted to an interest in Net Returns, it will be entitled to receive as a nonparticipating, non-executive production royalty (the “Production Royalty”), 2.5% of the Net Returns from the sale of any valuable minerals extracted, produced and sold from the Claims. If PDUS or any successor or assign of PDUS is the Payor (as defined below), and the provisions of paragraph 1(d)(i)(B) below apply, the Production Royalty shall be 2.35% of the Net Returns. The Parties agree that in no event shall the percentage of Net Returns payable to MUI or PDUS plus the percentage of Net Returns (or net smelter returns) payable to any third party under the Existing Royalties or any other agreement exceed the equivalent of 5% of Net Returns, and that if the combined royalty burden on any portion of the Property exceeds the equivalent of 5% of Net Returns, the percentage of Net Returns payable to MUI or PDUS shall be reduced accordingly.

                                        1.      The Production Royalty.

                    (a)      As used herein, “Payor” means the Party obligated to pay the Production Royalty (and its successors and assigns), and “Payee” means the Party entitled to receive the Production Royalty (and its successors and assigns).

                    (b)      As used herein, “Net Returns” means the Gross Returns from any and all ores, metals, minerals and materials of every kind and character found in, on or under the Claims (“Valuable Minerals”), extracted, produced and sold or deemed to have been sold from the Claims, less all Allowable Deductions.

                    (c)      As used herein, “Gross Returns” has the following meanings for the following categories of Valuable Minerals:

                    (i)      If Payor causes refined gold that meets or exceeds the generally accepted commercial standards for refined gold to be produced by an independent third-party refinery from ores mined from the Claims, for purposes of determining the Production Royalty, the refined gold shall be deemed to have been sold in the calendar month in which it was produced at the Monthly Average Gold Price for that month. The Gross Returns from such deemed sales shall be determined by multiplying Gold Production during the month by the Monthly Average Gold Price. As used herein, “Gold Production” means the quantity of refined gold that is outturned to Payor’s account by the refinery during the calendar month on either a provisional or final settlement basis. If outturn of refined gold is made by the refinery on a provisional basis, the Gross Returns shall be based upon the amount of such provisional settlement, but shall be adjusted in subsequent statements to account for the amount of refined metal established by final settlement by the refinery. As used herein, “Monthly Average Gold Price” means the average London Bullion Market Association P.M. Gold Fix, calculated by dividing the sum of all such prices reported for the month by the number of days for which such prices were reported. If the London Bullion Market Association P.M. Gold Fix

Exh. G-1

ceases to be published, the Monthly Average Gold Price shall be determined by reference to prices for refined gold for immediate delivery in the most nearly comparable established market selected by Payor as such prices are published in “Metals Week” or a similar publication.

                    (ii)      If Payor causes refined silver that meets or exceeds the generally accepted commercial standards for refined silver to be produced by an independent third-party refinery from ore mined from the Claims, for purposes of determining the Production Royalty, the refined silver shall be deemed to have been sold in the calendar month in which it was produced at the Monthly Average Silver Price for that month. The Gross Returns from such deemed sales shall be determined by multiplying Silver Production during the calendar month by the Monthly Average Silver Price. As used herein, “Silver Production” shall mean the quantity of refined silver that is outturned to Payor’s account by the refinery during the calendar month on either a provisional or final settlement basis. If outturn of refined silver is made by the refinery on a provisional basis, the Gross Returns shall be based upon the amount of such provisional settlement, but shall be adjusted in subsequent statements to account for the amount of refined metal established by final settlement by the refinery. As used herein, “Monthly Average Silver Price” shall mean the average New York Silver Price as published daily by Handy & Harman, calculated by dividing the sum of all such prices reported for the calendar month by the number of days for which such prices were reported. If the Handy & Harman quotation ceases to be published, the Monthly Average Silver Price shall be determined by reference to prices for refined silver for immediate delivery in the most nearly comparable established market selected by Payor as published in “Metals Week” or a similar publication.

                    (iii)      If Payor sells refined metals (other than refined gold and refined silver), doré or concentrates produced from Valuable Minerals from the Claims, the Gross Returns for such refined metals shall be the proceeds actually received by Payor from their sale. If such sales are to an affiliated party, the refined metals, doré, or concentrates shall be deemed, solely for the purpose of computing Gross Returns, to have been sold at prices and on terms no less favorable to Payor than those which would have been received under similar circumstances from an unaffiliated third party.

                    (d)      As used herein, “Allowable Deductions” means the following costs, charges, and expenses incurred or accrued by Payor:

                    (i)      If Payor sells or is deemed to have sold refined gold or refined silver:

                    (A)      all costs, charges and expenses for smelting and refining doré or concentrates to produce the refined gold or refined silver (including handling, processing, and provisional settlement fees, sampling, assaying and representation costs, penalties, and other processor deductions);

Exh. G-2

                    (B)      all costs, charges, and expenses for weighing, sampling, determining moisture content and packaging Valuable Minerals and for loading and transportation of ores, minerals, doré, concentrates or other materials from the mine mouth to the processing facilities (if the existing Mill No. 1 (Cortez) or Mill No. 2 (Pipeline) Cortez Joint Venture processing facilities, to the extent the same are modified or expanded, are utilized) and of loading and transporting the doré or concentrates from the Claims to the refinery or smelter and then to the place of sale (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of such transportation); and

                    (C)      an allowance for reasonable sales and brokerage costs.

                    (ii)      If Payor sells refined metals (other than refined gold or refined silver), doré, concentrate or ores:

                    (A)      all costs, charges, and expenses for (I) beneficiation, processing or treatment of such materials at any plant or facility and (II) smelting or refining to produce a refined metal (including handling, processing, and provisional settlement fees, sampling, assaying and representation costs, penalties, and other processor deductions);

                    (B)      all costs, charges, and expenses for weighing, sampling, determining moisture content and packaging Valuable Minerals and for loading and transportation of ores, minerals, doré, concentrates or other products from the Claims (I) to the place of sale, or (II) if such ores or other materials are beneficiated, processed, treated, smelted or refined at any plant or facility more than five (5) miles from the exterior boundary of the Claims, to such plant or facility and then to the place of sale (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of such transportation); and

                    (C)      actual sales and brokerage costs.

                    (iii)      All royalties payable to any governmental agency and all sales, use, severance, Nevada net proceeds of mines and ad valorem taxes and any other tax or governmental levy or fee on or measured by mineral production from the Claims (other than taxes based on income).

                    (e)      Payor shall have the right to market and sell or refrain from selling refined gold, refined silver and other mineral products from the Claims in any manner it may elect, including the right to engage in forward sales, future trading or commodity options trading, and other price hedging, price protection, and speculative arrangements (“Trading Activities”) which may involve the possible delivery of gold, silver or other mineral products from the Claims. With respect to Production Royalty payable on refined gold and refined silver and any other Valuable Minerals, Payee shall not be entitled to participate in

Exh. G-3

the proceeds or be obligated to share in any losses generated by Payor’s actual marketing or sales practices or by its Trading Activities and no such profits or losses shall be included in Gross Returns.

                                           2.      Manner of Payment. Production Royalty payments shall be paid by Payor to Payee (or notice of a credit against Production Royalties as provided above shall be given to Payee) on or before thirty (30) days following the calendar quarter during which Payor shall have received payment for Valuable Minerals sold by Payor. Production Royalties shall accrue to Payee’s account upon final payment or upon being credited to the account of Payor by the smelter, refinery or other ore buyer to Payor for the Valuable Minerals sold and for which the Production Royalty is payable. All Production Royalty payments shall be made at Payor’s election by Payor’s check or by wire transfer. All Production Royalty payments shall be accompanied by a statement and settlement sheet showing the quantities and grades of Valuable Minerals mined and sold from the Claims, the proceeds of sales, cost, assays and analyses, and other pertinent information in reasonably sufficient detail to explain the calculation of the Production Royalty payment.

                                             3.      Payments; Where Made. All payments hereunder shall be sent by certified U.S. mail to Payee at its address as set forth above, or by wire transfer to an account designated by and in accordance with written instructions from Payee. The date of placing such payment in the United States mail by Payor, or the date the wire transfer process is initiated, shall be the date of such payment. Payments by Payor in accordance herewith shall fully discharge Payor’s obligation with respect to such payment, and Payor shall have no duty to otherwise apportion or allocate any payment due to Payee or its successors or assigns.

                                             4.      Audits; Objections to Payments. Payee, at its sole election and expense, shall have the right to perform, not more frequently than once annually following the close of each calendar year, an audit of Payor’s accounts relating to payment of the Production Royalty hereunder by any authorized representative of Payee. Any such inspection shall be for a reasonable length of time during regular business hours, at a mutually convenient time, upon at least five (5) business days prior written notice by Payee. All royalty payments made in any calendar year shall be considered final and in full accord and satisfaction of all obligations of Payor with respect thereto, unless Payee gives written notice describing and setting forth a specific objection to the calculation thereof within six (6) months following the close of the annual audit for that calendar year. Payor shall account for any agreed upon deficit or excess in Production Royalty payments made to Payee by adjusting the next quarterly statement and payment following completion of such audit to account for such excess.

                                             5.      Conduct of Operations. Payor shall have the sole and exclusive control of all operations on or for the benefit of the Claims, and of any and all equipment, supplies, machinery, and other assets purchased or otherwise acquired or under its control in connection with such operations. Payor may carry

Exh. G-4

out such operations on the Claims as it may, in its sole discretion, determine to be warranted, so long as such operations are conducted in accordance with procedures acceptable in the mining and metallurgical industry. The timing, nature, manner and extent of any exploration, development, mining or processing operations carried out or in connection with the Claims shall be within the sole discretion of Payor, and there shall be no implied covenant whatsoever to begin or continue any such operations. If Payor at any time, and from time to time after commencing operations, desires to shut down, suspend or cease operations for any reason, it shall have the right to do so. Payor may use and employ such methods of mining as it may desire or find most profitable. Payor shall not be required to mine, preserve, or protect in its mining operations any ores, leachates, precipitates, concentrates or other products containing Valuable Minerals which cannot be mined or shipped at a reasonable profit to Payor. Any decision as to the time, manner and form, if any, in which ores or other products containing Valuable Minerals are to be sold shall be made by Payor in its sole discretion.

                                             6.      Ore Processing. All determinations with respect to: (a) whether ore from the Claims will be beneficiated, processed or milled by Payor or sold in a raw state; (b) the methods of beneficiating, processing or milling any such ore; (c) the constituents to be recovered therefrom, and (d) the purchasers to whom any ore, minerals or mineral substances derived from the Claims may be sold, shall be made by Payor in its sole and absolute discretion.

                                             7.      Ore Samples. The mineral content of all ore mined and removed from the Claims (but excluding ore leached in place) and the quantities of constituents recovered by Payor shall be determined by Payor, or with respect to such ore which is sold, by the mill or smelter to which the ore is sold, in accordance with standard sampling and analysis procedures, and shall be weighted average based on the total amount of ore from the Claims crushed and sampled, or the constituents recovered, during an entire calendar quarter. Upon reasonable advance written notice to Payor, Payee shall have the right to have representatives present at the time samples are taken for the purpose of confirming that the sampling and analysis procedure is standard and acceptable according to accepted industry practices.

                                             8.      Commingling of Ores. Payor shall have the right to mix or commingle, either underground, at the surface, or at processing plants or other treatment facilities, any material containing Valuable Minerals mined or extracted from the Claims with ores or material derived from other lands or properties owned, leased or controlled by Payor; provided, however, that before commingling, Payor shall calculate from representative samples the average grade of the ore from the Claims and shall either weigh or volumetrically calculate the number of tons of ore from the Claims to be commingled. As products are produced from the commingled ores, Payor shall calculate from representative samples the average percentage recovery of products produced from the commingled ores during each month. In obtaining representative samples, calculating the average grade of commingled ores and average percentage of recovery, Payor may use any procedures

Exh. G-5

acceptable in the mining and metallurgical industry which Payor believes to be accurate and cost-effective for the type of mining and processing activity being conducted, and Payor’s choice of such procedures shall be final and binding upon Payee. In addition, comparable procedures may be used by Payor to apportion among the commingled ores any penalty charges imposed by the smelter or refiner on commingled ores or concentrates. The records relating to commingled ores shall be available for inspection by Payee, at Payee’s sole expense, at all reasonable times, and shall be retained by Payor for a period of two (2) years.

                                             9.      Waste Rock, Spoil and Tailings. Any ore, mine waters, leachates, pregnant liquors, pregnant slurries, and other products or compounds or metals or minerals mined from the Claims shall be the Claims of Payor, subject to the Production Royalty as provided for in Section 1. The Production Royalty shall be payable only on metals, ores, or minerals recovered prior to the time waste rock, spoil, tailings, or other mine waste and residue are first disposed of as such, and Payor shall be free to use or dispose of such waste and residue in whatever manner it sees fit in its sole discretion. Payor shall have the sole right to dump, deposit, sell, dispose of, or reprocess such waste rock, spoil, tailings, or other mine wastes and residues, and Payee shall have no claim or interest therein other than for the payment of the Production Royalty to the extent any Valuable Minerals are produced and sold therefrom.

                                             10.      No Covenants. The parties agree that in no event shall Payor have any duty or obligation, express or implied, to explore for, develop, mine or produce ores, minerals or mineral substances from the Claims, and the timing, manner, method and amounts of such exploration, development, mining or production, if any, shall be in the sole discretion of Payor. Payee acknowledges that the expenditures made by Payor to advance activities on the Claims and the right to the Production Royalty are sufficient consideration for the conversion of its Participating Interest. None of the provisions of this Section 10 or any other provision of this Exhibit G shall be deemed to limit or restrict Payor’s ability to sell or otherwise convey or transfer to any third party all or any portion of Payor’s interest in the Claims.

                                             11.      Nature of Payee’s Interest. Payee shall have only a royalty interest in the Claims (but no other properties adjacent to or in the vicinity of the Claims) and rights and incidents of ownership of a non-executive royalty owner. Payee shall not have any possessory or working interest in the Claims nor any of the incidents of such interest. By way of example but not by way of limitation, Payee shall not have (a) the right to participate in the execution of applications for authorities, permits or licenses, mining leases, option, farm-outs or other conveyances, (b) the right to share in bonus payments or rental payments received as the consideration for the execution of such leases, options, farm-outs, or other conveyances, or (c) the right to enter upon the Claims and prospect for, mine, drill for, or remove ores, minerals or mineral products therefrom.

Exh. G-6